Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-286-6264 (mobile)

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS UPDATED PHASE 1 DATA SHOWING ENCOURAGING CLINICAL ACTIVITY OF IPI-145 IN CHRONIC LYMPHOCYTIC LEUKEMIA AT ASCO ANNUAL MEETING

– Early Data Show that IPI-145 Is Well Tolerated, with a 55 Percent Partial Response Rate in

Chronic Lymphocytic Leukemia –

– Rapid Onset of Clinical Activity Observed, with a Median Time to Response of 1.9 Months –

– Company Announces Initiation of New Phase 1 Expansion Cohort in Newly Diagnosed,

High-Risk Chronic Lymphocytic Leukemia –

Chicago, Ill. – June 2, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced updated Phase 1 data from an ongoing study of IPI-145, its potent, oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma in patients with relapsed/refractory chronic lymphocytic leukemia (CLL), a potentially fatal hematologic malignancy, or blood cancer. Data from the study showed that IPI-145 was well tolerated, with a rapid onset of clinical activity. These findings were presented today at the 2013 American Society of Clinical Oncology (ASCO) Annual Meeting. Based on the tolerability and activity profile of IPI-145 observed to date, Infinity also today announced that it has initiated a new expansion cohort within its ongoing Phase 1 study to evaluate the safety, activity and pharmacokinetics (PK) of IPI-145 dosed at 25 mg twice daily (BID) as treatment for patients with newly diagnosed, high-risk CLL.

“The early data from this Phase 1 study of IPI-145 continue to be encouraging. IPI-145 was well tolerated and showed rapid clinical activity in patients with CLL, with a median time to response of 1.9 months,” commented Ian Flinn, M.D., Ph.D., director, hematologic malignancies program, Sarah Cannon Research Institute, and an investigator for the trial. “These data support continued development of IPI-145, and I look forward to further evaluation of this investigational drug in patients with both advanced and newly diagnosed CLL.”

“The data presented today reinforce Infinity’s enthusiasm for IPI-145. We believe that the potency and activity of IPI-145 against both PI3K-delta and PI3K-gamma contribute to its potential to become the best-in-class PI3K inhibitor for the treatment of blood cancers,” stated Julian Adams, Ph.D., president of research and development at Infinity. “These data support the initiation of an additional expansion cohort to evaluate the potential of IPI-145 in newly diagnosed, high-risk patients with CLL. Beyond this Phase 1 study, Infinity is moving rapidly to advance the development of IPI-145 and is planning to initiate at least two company-sponsored studies of IPI-145 in hematologic malignancies this year.”

IPI-145 Data Presented at ASCO in Patients with CLL

The presentation, “Preliminary safety and efficacy of IPI-145, a potent inhibitor of phosphoinositide-3-kinase-d,g, in patients with relapsed/refractory CLL” (Abstract #7070), includes 117 patients in the total safety population, of which 34 patients with CLL were evaluable for safety and 22 were evaluable for clinical activity.1 All patients enrolled in the study had advanced disease and had progressed during or were refractory to, intolerant of, or ineligible for established therapy. CLL patients enrolled in the study had a median of four prior systemic therapies (range: one - nine), and 26 of the 34 patients (76 percent) had at least three prior systemic therapies.

Safety and Pharmacokinetics

Data presented today showed that IPI-145 was well tolerated, with a safety profile consistent with co-morbidities seen in patients with advanced hematologic malignancies. There have been no dose-related trends in adverse events at the doses evaluated from 8 mg BID to 75 mg BID in either the total safety population or in patients with CLL. Adverse events were primarily managed by dose interruptions and reductions. Among CLL patients enrolled in the study, the most frequent Grade 3/4 adverse event was neutropenia. Grade 3 and Grade 4 neutropenia occurred in five (15 percent of) and eight (24 percent of) patients, respectively. The majority of neutropenia observed did not require dose reductions. Grade 3 elevations in transaminases (ALT/AST) occurred in two (6 percent of) patients. Sixty-five percent of CLL patients remain on study.

Data also showed that IPI-145 is rapidly absorbed and demonstrates a linear PK profile through 75 mg BID, with complete inhibition of PI3K-delta and at least 50 percent inhibition of PI3K-gamma at doses ≥ 25 mg BID. IPI-145 also led to profound and sustained inhibition of AKT phosphorylation, a marker of PI3K activation, as well as reductions in several cytokines and chemokines that are known to be important in lymphocyte trafficking and function.

Clinical Activity in CLL

IPI-145 is clinically active in patients with CLL, with a rapid onset of response as defined by the International Workshop on Chronic Lymphocytic Leukemia (IWCLL) IWC criteria2 and a rapid resolution of lymphocytosis. Among the 22 patients evaluable for response, there were 12 partial responses (55 percent IWCLL partial response rate) and an additional seven nodal responses. The median time to response was 1.9 months (range: 1.8 - 5.6 months). Ten of the 12 partial responses were at doses ≤ 25 mg BID.

The trial also included patients with a deletion of the short arm of chromosome 17 (17p del) or with p53 mutations. Patients with CLL with a 17p del or p53 mutations generally have a poor response to chemotherapy and worse prognosis.3 Among four patients evaluable with 17p del, there were two partial responses, one stable disease, and one progression due to Richter’s transformation. Among six patients evaluable with a p53 mutation, there were four partial responses and two nodal responses.

This poster was presented in McCormick Place, S Hall A2, in Chicago, Illinois, and may also be found in the Publications Archive on Infinity’s website http://www.infi.com/product-candidates-publications.asp.

New Expansion Cohort in Phase 1 Study of IPI-145 in Advanced Hematologic Malignancies

Based on the tolerability and activity observed in the ongoing Phase 1 study of IPI-145 in patients with advanced hematologic malignancies, a new expansion cohort within this study is open for enrollment. This cohort is designed to evaluate the safety, activity and PK of IPI-145 dosed at 25 mg BID in approximately 30 newly diagnosed patients who have high-risk CLL, defined as patients over the age of 65 or with a 17p deletion or p53 mutations.

About the Phase 1 Trial of IPI-145 in Advanced Hematologic Malignancies

The Phase 1, open-label, dose-escalation trial of IPI-145 is designed to evaluate the safety, PK and clinical activity of IPI-145 administered orally BID in patients with advanced hematologic malignancies. The dose-escalation portion of the study is complete, with the maximum tolerated dose defined at 75 mg BID. Infinity is continuing to evaluate IPI-145 in the following seven expansion cohorts:

25 mg BID expansion cohorts

1.	Relapsed/refractory CLL, indolent non-Hodgkin lymphoma (iNHL) and mantle cell lymphoma (MCL)

2.	Treatment-naïve CLL in high-risk patients (over age 65 or having a 17p del or p53 mutations)

75 mg BID expansion cohorts

1.	Relapsed/refractory CLL, iNHL and MCL

2.	T-cell lymphomas

3.	Aggressive B-cell lymphomas

4.	Myeloid neoplasms

5.	Acute lymphoblastic leukemia

About Infinity’s PI3K Program in Blood Cancers

Infinity is developing IPI-145, a potent, oral inhibitor of Class I phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity.4 The PI3K-delta and PI3K-gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies and inflammatory diseases.

IPI-145, Infinity’s lead product candidate, is currently progressing in a Phase 1 study in patients with advanced hematologic malignancies. An investigator-sponsored Phase 1b, open-label, dose-escalation study of IPI-145 in patients with B-cell NHL, CLL and T-cell lymphoma in combination with rituximab (a monoclonal antibody therapy), bendamustine (a chemotherapy) or both rituximab and bendamustine is also open for enrollment.

Additionally, Infinity is conducting preclinical studies of IPI-443, its second oral PI3K-delta and PI3K-gamma inhibitor. IPI-443 has a distinct biochemical profile from IPI-145 and also has the potential to treat hematologic malignancies and inflammatory diseases.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its ability to execute on its strategic plans; plans to initiate additional clinical trials; and the therapeutic potential of PI3K inhibition, IPI-145 and IPI-443. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 7, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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[1]	Data reported as of the April 29, 2013, data cutoff.
[2]

Halleck M et al. (2008) Guidelines for the diagnosis and treatment of chronic lymphocytic leukemia: A report from the International Workshop on Chronic Lymphocytic Leukemia updating the National Cancer Institute – Working Group 1996 Guidelines. Blood 111: 5446-5456.

[3]

Grever et al. (2007) Comprehensive assessment of genetic and molecular features predicting outcome in patients with chronic lymphocytic leukemia: Results from the US intergroup phase III trial E2997. J Clin Oncol 25:799-804.

[4]

Weinberg RA (2007) Cytoplasmic signaling circuitry programs many of the traits of cancer. In Jeffcock E, Zayatz E, and Mickey RK (Eds.) The biology of cancer (pp. 179-183). New York, NY: Garland Science, Taylor & Francis Group.